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                                   Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    PDT, INC.


     PDT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

               RESOLVED:   That  the  Board  of  Directors  hereby  declares  it
advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

                    FIRST:  The  name  of this  corporation  shall  be  MIRAVANT
               MEDICAL TECHNOLOGIES.

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by GARY S. KLEDZIK, its Chairman and Chief Executive Officer, and JOSEPH
E. NIDA, its Secretary, this 12th day of September, 1997.

                                            /S/ GARY S. KLEDZIK
                                            -------------------
                                            Gary S. Kledzik
                                            Chairman and Chief Executive Officer

ATTEST:

/S/ JOSEPH E. NIDA
------------------
Joseph E. Nida
Secretary